Exhibit 10.1

TIBCO Software Inc.

Executive Change in Control and Severance Plan

Amended and Restated August 1, 2014

1. Introduction. The purpose of this TIBCO Software Inc. Executive Change in Control and Severance Plan (the “Plan”) (formerly the TIBCO Software Inc. Change in Control Plan) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated (other than for Cause, death or permanent disability) or terminated for Good Reason under the circumstances described in the Plan, including but not limited to following a Change in Control of the Company. The Company recognizes that the potential of a Change in Control can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Plan is intended to (i) assure that the Company will have continued dedication and objectivity of its employees, notwithstanding the possibility, threat or occurrence of a Change in Control and (ii) provide the Company’s employees with an incentive to continue their employment and to motivate its employees to maximize the value of the Company prior to and following a Change in Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1 “Administrator” means the Company, acting through its EVP, General Counsel & Secretary or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 14, but only to the extent of such delegation.

2.2 “Base Pay” means a Covered Employee’s regular straight-time salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which the Change in Control Severance Benefit becomes payable, or if greater, the Covered Employee’s regular straight-time salary as of the date of the Change of Control. Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means (i) an act of fraud or personal dishonesty undertaken by a Covered Employee in connection with the Covered Employee’s responsibilities as an employee that is intended to result in substantial gain or personal enrichment of the Covered Employee at the expense of the Company, (ii) a Covered Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) a Covered Employee’s gross misconduct in connection with the performance or failure of performance of a material component of the Covered Employee’s responsibilities as an employee that is materially injurious to the Company, or (iv) a Covered Employee’s continued substantial violations of his or her employment duties after the Covered Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Covered Employee has not substantially performed such duties.

Change in Control Severance Plan

2.5 “Change in Control” means (a) a sale of all or substantially all of the Company’s assets, (b) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (d) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (e) a dissolution or liquidation of the Company.

2.6 “Change in Control Determination Period” means the time period beginning on the date of the Change in Control and ending twelve months following the Change in Control.

2.7 “Change in Control Severance Benefit” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.8 “Company” means TIBCO Software Inc., a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

2.9 “Covered Employee” means an employee of the Company who has been designated by the Administrator to participate in the Plan. Each such designated employee is shown on Appendix A and/or Appendix B attached hereto as a “Covered Employee.”

2.10 “Effective Date” means July 10, 2005.

2.11 “Equity Award Benefit” means the equity award vesting acceleration benefit the Covered Employee will be provided pursuant to Section 5.

2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Good Reason” means without the Covered Employee’s written consent (a) a material reduction in the Covered Employee’s authority, status or responsibilities (including reporting responsibilities) relative to the Covered Employee’s authority, status or responsibilities in effect immediately prior to the Change in Control where such reduction was imposed without Cause; (b) a reduction in the Covered Employee’s annualized Base Pay (unless the Company also reduces the Base Pay of substantially all other employees of the Company); (c) a reduction in the kind or level of benefits (not including Base Pay, target bonus or equity compensation) for which the Covered Employee is eligible (unless the Company also reduces the kind or level of benefits available to substantially all other employees of the Company); or (d) the relocation of the Covered Employee’s principal place of performing his or her duties as an employee of the Company by more than thirty (30) miles. Notwithstanding the foregoing, an event described in this Section 2.13 shall not constitute Good Reason unless it is communicated by the Covered Employee to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to such Covered Employee (including full retroactive correction with respect to any monetary matter) within 10 days of the Company’s receipt of such written notice.

Change in Control Severance Plan

2.14 “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Sections 4.1 and 5.1.

2.15 “Plan” means the TIBCO Software Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.16 “Target Bonus” means, with respect to a Covered Employee, the Covered Employee’s target bonus pursuant to the Company’s Executive Incentive Compensation Plan or any other applicable corporate bonus plan (a) at the rate in effect as of the date of the Covered Employee’s termination, or at a rate of 100% if no such rate is in effect as of the date of the Covered Employee’s termination, or, if higher, at the highest rate in effect as of any date within the twelve-month period preceding the date of the Change in Control and (b) assuming one hundred percent (100%) achievement of the Covered Employee’s and the Company’s objectives, if any. Notwithstanding the foregoing, the Covered Employee’s target bonus for purposes of the Plan shall be deemed to be the amount received as a bonus by the Covered Employee for the Company’s fiscal year preceding the date of the Covered Employee’s termination if a target bonus has not been established for the then current fiscal year and the Covered Employee’s bonuses, if any, are discretionary and not pursuant to any non-discretionary bonus plan or commission rate established by the Company. The Covered Employee’s Target Bonus shall not include amounts attributable to any other bonus, including, but not limited to, any other discretionary bonuses such as spot bonuses.

2.17 “Tier 1 Covered Employee” means (a) with respect to the Change in Control Severance Benefits provided pursuant to Section 4, any employee of the Company designated as an employee under Tier 1 as shown on Appendix A attached hereto and (b) with respect to the Equity Award Benefits provided pursuant to Section 5, any employee of the Company designated as an employee under Tier 1 as shown on Appendix B attached hereto.

2.18 “Tier 2 Covered Employee” means (a) with respect to the Change in Control Severance Benefits provided pursuant to Section 4, any employee of the Company designated as an employee under Tier 2 as shown on Appendix A attached hereto and (b) with respect to the Equity Award Benefits provided pursuant to Section 5, any employee of the Company designated as an employee under Tier 2 as shown on Appendix B attached hereto.

2.19 “Tier 3 Covered Employee” means (a) with respect to the Change in Control Severance Benefits provided pursuant to Section 4, any employee of the Company designated as an employee under Tier 3 as shown on Appendix A attached hereto and (b) with respect to the Equity Award Benefits provided pursuant to Section 5, any employee of the Company designated as an employee under Tier 3 as shown on Appendix B attached hereto.

2.20 “Tier 4 Covered Employee” means any employee of the Company designated as an employee under Tier 4 as shown on Appendix A attached hereto.

3. Eligibility for Change in Control Severance Benefits and Equity Award Benefits. An individual is eligible for the Change in Control Severance Benefit or the Equity Award Benefit under the Plan, in the amount set forth in Section 4 or Section 5, respectively, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

Change in Control Severance Plan

4. Change in Control Severance Benefit.

4.1 Involuntary Termination Following a Change in Control. If at any time during the time period beginning on the date of the Change in Control and ending twenty-four months following the Change in Control, (i) a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment for other than Cause, death or permanent disability, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Change in Control Severance Benefit from the Company:

4.1.1 Change in Control Severance Benefit.

4.1.1.1 Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to receive a lump sum cash payment equal to fifteen (15) months of Base Pay and fifteen (15) months of the Covered Employee’s Target Bonus.

4.1.1.2 Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to receive a lump sum cash payment equal to twelve (12) months of Base Pay and twelve (12) months of the Covered Employee’s Target Bonus.

4.1.1.3 Tier 3 Covered Employee. If the Covered Employee is a Tier 3 Covered Employee, he or she shall be entitled to receive a lump sum cash payment equal to nine (9) months of Base Pay and nine (9) months of the Covered Employee’s Target Bonus.

4.1.1.4 Tier 4 Covered Employee. If the Covered Employee is a Tier 4 Covered Employee, he or she shall be entitled to receive a lump sum cash payment equal to six (6) months of Base Pay and six (6) months of the Covered Employee’s Target Bonus.

4.1.2 Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”) has medical and dental coverage under a group health plan sponsored by the Company, on the date of Covered Employee’s termination of employment and such termination occurs during the period specified in Section 4.1, then the Company will reimburse Covered Employee for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Covered Employee and his Family Members as follows:

4.1.2.1 Tier 1 Covered Employee. For a period of up to fifteen (15) months.

4.1.2.2 Tier 2 Covered Employee. For a period of up to twelve (12) months.

4.1.2.3 Tier 3 Covered Employee. For a period of up to nine (9) months.

Change in Control Severance Plan

4.1.2.4 Tier 4 Covered Employee. For a period of up to six (6) months.

Notwithstanding the forgoing, the Company shall have no obligation to reimburse the Covered Employee for the premium cost of COBRA coverage beginning on or after the date the Covered Employee and his Family Members first become eligible to obtain comparable benefits from a subsequent employer. In addition, and notwithstanding anything to the contrary in this 4.1.2, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Covered Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Covered Employee would be required to pay to continue his or her group health coverage in effect on the date of his or her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Covered Employee elects COBRA continuation coverage. If the Company chooses to make payments under this paragraph rather than directly reimbursing the Covered Employee, the amounts paid to the Covered Employee shall include any additional amounts necessary to put the Covered Employee in the same after-tax position as if the Company had made COBRA reimbursements to the Covered Employee.

5. Equity Award Benefit.

5.1 Involuntary Termination Following a Change in Control. If at any time within the Change in Control Determination Period, (i) a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment for other than Cause, death or permanent disability, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following equity award acceleration from the Company (in addition to any Change in Control Severance Benefit provided by Section 4 above):

5.1.1 Tier 1 Covered Employee. One hundred (100) percent of each Tier 1 Covered Employee’s outstanding and unvested equity compensation awards, as determined on such Covered Employee’s date of termination, shall automatically accelerate, all restrictions or repurchase rights applicable thereto shall immediately lapse, and any performance goals or other vesting criteria applicable thereto shall be deemed achieved at target levels so as to become fully vested and exercisable. The period over which such equity compensation awards may be exercised shall be governed by the applicable provisions of the Company’s Stock Plans and related award agreements.

5.1.2 Tier 2 and Tier 3 Covered Employees. Fifty (50) percent of each Tier 2 Covered Employee’s and each Tier 3 Covered Employee’s outstanding and unvested equity compensation awards, as determined on such Covered Employee’s date of termination, shall automatically accelerate, all restrictions or repurchase rights applicable thereto shall immediately lapse, and any performance goals or other vesting criteria applicable thereto shall be deemed achieved at target levels so as to become fully vested and exercisable. The period over which such equity compensation awards may be exercised shall be governed by the applicable provisions of the Company’s Stock Plans and related award agreements.

5.1.3 Tier 4 Covered Employee. The acceleration of vesting upon a Change in Control of each Tier 4 Covered Employee’s outstanding and unvested equity compensation awards, as determined on such Covered Employee’s date of termination, and the period over which such equity compensation awards may be exercised shall be governed by the applicable provisions of the Company’s Stock Plans and related award agreements.

Change in Control Severance Plan

If the consideration paid in any Change in Control consists of cash, then, only to the extent permissible without triggering additional taxes or other costs under Section 409A of the Code and subject to Section 11 of this Plan, the mandatory deferral period related to any then outstanding equity compensation award for a Covered Employee shall not apply and any shares or cash underlying such outstanding equity compensation award shall be issued to the Covered Employee immediately prior to the Change in Control.

6. Parachute Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s severance benefits hereunder shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction will occur in the following order: the vesting acceleration of stock options, then cash severance benefits, then vesting acceleration of restricted stock awards, and then Company-paid COBRA coverage. In the event that acceleration of vesting of stock options or restricted stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Covered Employee’s stock options or restricted stock awards, as applicable. If two or more stock options or restricted stock awards are granted on the same day, the stock options or restricted stock awards, as applicable, will be reduced on a pro-rata basis. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Release and Non-Disparagement Agreement. As a condition to receiving Change in Control Severance Benefits or Equity Award Benefits under this Plan, each Covered Employee will be required to sign and not revoke the form of Release and Non-Disparagement Agreement (the “Release”) attached hereto as Exhibit 1. The Release must be effective no later than sixty (60) days following the date of the Covered Employee’s Involuntary Termination, inclusive of any revocation period set forth in the Release.

8. Timing of Benefits. Change of Control Severance Benefits and Equity Award Benefits shall be paid as soon as administratively practicable following the date of the Covered Employee’s termination, subject to Section 11 below and the Covered Employee’s compliance with Section 7 above. Notwithstanding the foregoing and subject to Section 11 below, if the Covered Employee’s Involuntary Termination occurs on or before October 15 of a calendar year, his or her cash severance benefits and any other Deferred Compensation Separation Benefits will be paid within ten (10) calendar days after the date of the Covered Employee’s termination or, if later, on the date the Release becomes effective but on or before December 31 of that calendar year. If the Covered Employee’s Involuntary

Change in Control Severance Plan

Termination occurs after October 15 of a calendar year, the Covered Employee’s cash severance benefits and any other Deferred Compensation Separation Benefits will be paid on the later of (a) the second payroll date in the calendar year next following the calendar year of the Covered Employee’s Involuntary Termination or (b) the first payroll date following the date his or her Release becomes effective, subject to Section 11 below.

9. Termination of Benefits. Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any proprietary information or confidentiality obligation to the Company or the terms of any applicable non-competition agreement with the Company.

10. Other Benefit Arrangements. The Change in Control Severance Benefits and Equity Award Benefits provided hereunder shall be in addition to any other severance and/or retention plan benefits (including, without limitation, provisions applicable to equity-based compensation awards) provided to a Covered Employee under any other plan or arrangement.

11. Section 409A.

11.1 Change in Control Severance Benefits and Equity Award Benefits shall be paid as soon as administratively practicable following the date of the Covered Employee’s termination, subject to the Covered Employee’s compliance with Section 7. Notwithstanding the foregoing, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) payable under this Plan will be considered due or payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”). In addition, if the Covered Employee is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then the Change in Control Severance Benefits or Equity Award Benefits otherwise due to the Covered Employee under this Plan, if any, that may be considered deferred compensation under Section 409A, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Covered Employee on or within the six (6) month period following the Covered Employee’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his separation but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Covered Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

11.2 It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 16, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A of the Code or to

Change in Control Severance Plan

otherwise avoid income recognition under Section 409A of the Code prior to the actual payment of Change in Control Severance Benefits or Equity Award Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

12. Vacation Days. Any unused vacation pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid no later than the date required by applicable law. No Covered Employee may use any accrued but unused vacation pay to extend his or her Involuntary Termination date or to postpone or delay the start of his or her Severance Period.

13. Withholding. The Company will withhold from any Change in Control Severance Benefits or Equity Award Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

14. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the Executive Vice President Strategic Operations of the Company. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

15. Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Executive Vice President, Strategic Operations of TIBCO Software Inc. will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

16. Amendment or Termination. The Company reserves the right to amend, modify or terminate the Plan at any time, without advance notice to any Covered Employee; provided, however, that, prior to a Change in Control, the Company shall provide nine (9) months advance notice to each Covered Employee of any amendment or modification to the Plan with respect to the Change in Control Severance Benefit or Equity Award Benefit that would be adverse to such Covered Employee with respect to eligibility or the amount of the Change in Control Severance Benefit or Equity Award Benefit payable hereunder. Notwithstanding the preceding, commencing on the date of a Change in Control, no amendment or termination of the Plan shall reduce the Change in Control Severance Benefit or Equity Award Benefit payable to any Covered Employee who terminates employment on or following the Change in Control (unless the affected Covered Employee consents to such amendment or termination). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

17. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances

Change in Control Severance Plan

require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

18. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

19. Source of Payments. All Change in Control Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

20. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

21. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

22. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

23. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

24. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

25. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The

Change in Control Severance Plan

Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26. Additional Information.

Plan Name:	TIBCO Software Inc. Change in Control and Severance Plan

Plan Sponsor:	TIBCO Software Inc.
3303 Hillview Ave
Palo Alto, CA 94304

Identification Numbers:	EIN: 77-0449727
PLAN: 5___

Plan Year:	Company’s Fiscal Year

Plan Administrator:	TIBCO Software Inc.
Attention: Executive Vice President, General Counsel & Secretary
3303 Hillview Ave
Palo Alto, CA 94304

(650) 846-1000

Agent for Service of Legal Process:	TIBCO Software Inc.
Attention: General Counsel
3303 Hillview Ave
Palo Alto, CA 94304

(650) 846-1000

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

Change in Control Severance Plan

28. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 17 and 18 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Change in Control Severance Plan

29. Execution.

In Witness Whereof, the Company, by its duly authorized officer, has executed this amended Plan on the date indicated below.

TIBCO Software Inc.

By:	/s/ William R. Hughes
Name:	William R. Hughes
Title:	Executive Vice President, General Counsel and Secretary

Date:	August 1, 2014

Change in Control Severance Plan